ROSETTA RESOURCES ANNOUNCES SECOND QUARTER 2006 FINANCIAL AND OPERATING RESULTS

HOUSTON, TX August 14, 2006 (MARKET WIRE via COMTEX News Network) - Rosetta Resources Inc. (NASDAQ:ROSE) today reported its financial and operating results for the second quarter ended June 30, 2006. As previously announced, a conference call to discuss the results is planned for 10:00 a.m. (CDT), Tuesday, August 15, 2006. To participate in the call, dial (800) 406-5356. An audio archive broadcast will also be available over the internet at www.rosettaresources.com.

Net Income for the three-month period ending June 30, 2006 was $10.0 million or $0.20 per diluted share (all per share amounts herein are on a diluted basis). Revenues for the same period were $63.4 million, including hedging gains of $9.1 million, and operating income was $19.4 million. The company’s production increased to 8.0 Bcfe for the three month period, a 4% increase from the previous quarter. Production volume, operating income and net income were all at their highest levels for the four quarters reported since Rosetta became a separate entity.

Net Income for the six-month period ended June 30, 2006 was $19.5 million or $0.39 per diluted share. Revenues were $127.9 million, including hedging gains of $10.7 million, and operating income was $37.9 million. The company’s production increased to 15.7 Bcfe for the period.

Bill Berilgen, Rosetta’s Chief Executive Officer and President, said, “We are pleased with our second quarter results and the fact that we are beginning to see the effects of our drilling and recompletion program in our operating statistics. Our second quarter operating results do not include production from the non-consent properties, and reflect previous delays in obtaining drilling rigs in the Sacramento Basin and South Texas Lobo. We have now drilled 93 gross wells since July of last year and anticipate significant increases in production in the second half of this year. In our core areas, we had 100% drilling success in the Sacramento Basin where we drilled 16 wells, and in South Texas Lobo, we had 88% drilling success where we drilled 9 wells. Of these 25 core area wells, 24 were successful wells, with 12 currently on production and the remaining wells awaiting completion rigs and pipeline hookup before being placed on production in the third quarter.”

2006 SECOND QUARTER RESULTS

Rosetta’s production for the quarter was 8.0 Bcfe or an average of 87.9 Mmcfe per day. Average realized gas prices for the quarter were $7.56 per Mcf, including the effect of our hedges, and realized oil prices averaged $67.54 per Bbl.

Revenues in the second quarter for Rosetta totaled $63.4 million, including positive effects from our hedges of $9.1 million, representing a decrease of approximately two percent, over the first quarter of 2006.

Total lease operating expense (“LOE”), which includes direct LOE, work over, ad-valorem taxes, and insurance, was $8.3 million or $1.04 per Mcfe.

Work over costs were $1.0 million or $0.13 per Mcfe.  Production taxes were $0.20 per Mcfe and treating, transportation, & marketing charges were $0.16 per Mcfe. Direct LOE was $5.6 million or $0.70 per Mcfe for the period.

General and administrative costs were $7.1 million for the second quarter, including non-cash stock compensation expenses of $1.5 million and other costs associated with the process of becoming a public company.

Net Income for the period was $10.0 million or $0.20 per share.

YEAR TO DATE RESULTS

Rosetta’s production for the first six months of 2006 was 15.7 Bcfe or an average of 86.7 Mmcfe per day. Average realized gas prices for the same period were $7.89 per Mcf, including the effect of hedges, and realized oil prices averaged $64.65 per Bbl.

Revenues for the six month period were at a record level for Rosetta with a total of $127.9 million, including positive effects from our hedges of $10.7 million.

Total LOE, which includes direct LOE, work overs, ad-valorem taxes, and insurance, was $17.9 million or $1.14 per Mcfe. Work over costs of $3.2 million or $0.20 per Mcfe were higher than anticipated due primarily to carryover of our 2005 rehab program in one of our main producing areas, South Texas, and our work over program in the Gulf of Mexico. Production taxes were $0.21 per Mcfe and treating, transportation, & marketing charges were $0.18 per Mcfe. Direct LOE was $11.1 million or $0.71 per Mcfe for the period.

General and administrative costs were $16.3 million at year end, including non-cash stock compensation expenses of $3.3 million and other costs associated with the process of becoming a public company.

Net Income for the period was $19.5 million or $0.39 per share.

Net cash from operating activities was $93.4 million and capital expenditures were $101.8 million for the six-month period ended June 30, 2006.

Rosetta Resources Inc. is an independent oil and gas company engaged in acquisition, exploration, development and production of oil and gas properties in North America. Our operations are concentrated in the Sacramento Basin of California, South Texas, the Gulf of Mexico and the Rocky Mountains. Rosetta is a Delaware corporation based in Houston, Texas.

For more information, visit www.rosettaresources.com.

Forward-Looking Statements:

All statements, other than statements of historical fact, included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Rosetta assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

For Information, contact:
Teri Greer
Rosetta Resources
717 Texas, Suite 2800
Houston, TX 77002
Phone: 713-335-4008
Fax:  713-651-3056
Email: info@rosettaresources.com
http://www.rosettaresources.com

CONSOLIDATED BALANCE SHEET
(In thousands)

	June 30, 2006	December 31, 2005
	(unaudited)	(audited)
ASSETS
Current assets	$140,160	$167,258
Property and equipment, net (full cost method)	988,555	935,936
Other non-current assets	5,847	16,075
TOTAL ASSETS	$1,134,562	$1,119,269

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities	$67,199	$101,835
Long-term debt	240,000	240,000
Derivative instruments	28,907	52,977
Other long-term liabilities	21,775	9,034
Total liabilities	357,881	403,846

Total stockholder's equity	776,681	715,423

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$1,134,562	$1,119,269

CONSOLIDATED INCOME STATEMENT
(In thousands)

	Three Months Ended	Six Months Ended
	June 30, 2006	June 30, 2006
	(unaudited)	(unaudited)
REVENUE
Oil & gas sales	$54,254	$117,235
Hedge gain	9,127	10,690
TOTAL REVENUE	63,381	127,925

COSTS AND EXPENSES
Lease operating expense	8,323	17,881
DD&A	25,601	49,668
Treating & transportation, marketing fees	1,315	2,834
Production taxes	1,626	3,323
General and administrative costs	7,078	16,329
TOTAL OPERATING COSTS & EXPENSES	43,943	90,035

OPERATING INCOME	19,438	37,890
OTHER (INCOME) EXPENSE:
Interest expense (income), net	3,256	6,251
Other expense (income), net	152	177

TOTAL OTHER EXP.	3,408	6,428
INCOME BEFORE INCOME TAX	16,030	31,462
Provision for income taxes	6,066	11,972
NET INCOME	$9,964	$19,490
EPS - Basic	$0.20	$0.39
EPS - Diluted	$0.20	$0.39
Weighted Average Shares - Basic	50,229	50,175
Weighted Average Shares - Diluted	50,370	50,361

CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)

Six Months Ended
June 30, 2006
(unaudited)
Cash flows from operating activities
Net income	$19,490
Depreciation, depletion and amortization	49,668
Deferred income taxes	11,723
Stock compensation expense	3,322
Non-cash charges	478
Change in operating assets and liabilities	8,750
Net cash provided by operating activities	$93,431

Cash flows from investing activities
Purchases of property and equipment	(99,563)
Disposal of property and equipment	36
Deposits	25
Other	(14)
Net cash used in investing activities	(99,516)

Cash flows from financing activities
Equity offering transaction fees	268
Proceeds from issuances of common stock	296
Stock-based compensation excess tax benefit	249
Purchases of treasury stock	(1,246)
Net cash used in financing activities	(433)

Net increase in cash	(6,518)
Cash and cash equivalents, beginning of period	99,724
Cash and cash equivalents, end of period	$93,206

Capital expenditures included in accrued liabilities	$2,281